Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Austin Gold Corp. (the “Company”) (File Nos. 333-268079 and 333-273046) and the Company’s registration statement on Form F-3 (File No. 333-272626) (together, the “Registration Statements”) of our report dated February 26, 2026, with respect to the consolidated financial statements of the Company and its subsidiary as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023 included in this Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission.

/s/ Manning Elliott LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, British Columbia, Canada

March 26, 2026